Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXONICS MODULATION TECHNOLOGIES, INC.

a Delaware corporation

Axonics Modulation Technologies, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duty adopted resolutions proposing and declaring advisable the following amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State of the State on April 28, 2017 (the “Certificate of Incorporation”), directing that said amendments be submitted to the stockholders of the Corporation for consideration. The resolutions setting forth the proposed amendments are as follows:

RESOLVED FURTHER, that Section C.3(b) of Article 4 of the Certificate of Incorporation be amended in its entirety to read as follows:

“The Board of Directors shall consist of seven (7) members. Notwithstanding the provisions of Section 3(a) above, at each annual or special meeting called, or pursuant to each written consent, for the purpose of electing directors (i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors, (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors, (iii) the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock voting together as a separate class shall be entitled to elect one (I) member of the Board of Directors, (iv) the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors, and (v) the remaining director shall be elected jointly by the holders of a majority in voting power of the Preferred Stock and the holders of a majority in voting power of the Common Stock. The provisions of this Section 3(b) shall expire and be of no further force or effect upon conversion of all outstanding shares of Preferred Stock into Common Stock pursuant to the provisions of Section 4 hereof. In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority (or as otherwise provided by applicable law) of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority (or as otherwise provided by applicable law) of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.”

RESOLVED FURTHER, that Section C.4(a)(i) of Article 4 of the Certificate of Incorporation be amended in its entirety to read as follows:

1

“Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the filing date of this Fourth Amended and Restated Certificate of Incorporation (the “Filing Date”), at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Purchase Price by the Series A Conversion Price (as defined below), determined as hereinafter provided, each as in effect on the date of effective conversion pursuant to Section 4(c) herein. The “Series A Conversion Price” per share of Series A Preferred Stock shall be $10.95, after giving effect to the issuance of 3,888,889 shares of Series C Preferred Stock, and shall be subject to adjustment as set forth in Section 4(d) herein.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendments in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Axonics Modulation Technologies, Inc. has caused this Certificate of Amendment to be signed this 3rd day of August, 2017.

/s/ Raymond W. Cohen
Chief Executive Officer